Exhibit 7.03

EXECUTION COPY

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of September 19, 2008, by and between EGS Acquisition Co LLC, a Delaware limited liability company (“Purchaser”) and Newbridge International Investment Ltd, a British Virgin Islands company (“Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, eTelecare Global Solutions, Inc., a Philippines corporation (“Company”) and Purchaser are entering into an Acquisition Agreement of even date herewith (the “Acquisition Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Acquisition Agreement;

WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner of 4,436,624 shares of common stock, PhP2.00 par value (“Common Shares”) and 1,955,926 American Depository Shares (“ADSs”), each of which represents the right to receive one Common Share (together, the “Shares”) as set forth on Annex 1 hereto (such Shares, together with any other Common Shares or ADSs acquired by Shareholder after the date hereof (including pursuant to any exercise of Company Options or Company RSUs, or exercise or conversion of other securities), being collectively referred to herein as the “Shareholder Shares”); and

WHEREAS, as a condition to its willingness to enter into the Acquisition Agreement, Purchaser has required that Shareholder enter into this Agreement and, in order to induce Purchaser to enter into the Acquisition Agreement, Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.      Agreements of Shareholder.

(a)           Tender.  Unless this Section 1(a) shall have been terminated in accordance with the terms of this Agreement, Shareholder shall (i) as promptly as practicable after the commencement of the Offer and in any event with respect to the Shareholder Shares owned as of the date of the commencement of the Offer, within ten (10) business days of the commencement of the Offer, validly tender or cause to be tendered all of the Shareholder Shares into the Offer, pursuant to and in accordance with the terms of the Offer and (ii) not withdraw any Shareholder Shares from the Offer.  As promptly as practicable after the commencement of the Offer and in any event with respect to the Shareholder Shares owned as of the date of the commencement of the Offer, within ten (10) business days of the commencement of the Offer, Shareholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to the Shareholder Shares, complying with the terms of the Offer, (B) a certificate or certificates representing such Shareholder Shares or, in the case of a book-entry transfer of any uncertificated Shareholder

Shares, an “agent’s message” or such other evidence of transfer as the Depositary may reasonably request, and (C) all other documents or instruments required to be delivered by all other shareholders of Company pursuant to the terms of the Offer, and (ii) if any Shareholder Shares beneficially owned by such Shareholder are held of record by a broker or any other Person, instruct the broker or such other Person to tender such Shareholder Shares pursuant to and in accordance with the terms of the Offer.  The Shareholder acknowledges and agrees that the Purchaser’s obligation to accept for payment and pay for the shares is subject to the terms and conditions of the Offer.

(b)           Voting.  From the date hereof until the termination of this Section 1(b) in accordance with Section 4, at any meeting of the Shareholders of Company, however called (or any action by written consent in lieu of a meeting), or any adjournment thereof, Shareholder shall vote or cause to be voted all Shareholder Shares or (as appropriate) execute written consents in respect thereof, (i) in favor of (A) any adoption of the Acquisition Agreement and approval of the transactions contemplated thereby, (B) any Purchaser Insiders nominated by Purchaser to be directors of Company, and (C) any other matter necessary for the consummation of the transactions contemplated by the Acquisition Agreement and the Offer; and (ii) against (w) any action or agreement (including any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Company in the Acquisition Agreement, (x) any extraordinary corporate transaction, including, an Acquisition Proposal, merger, acquisition, joint venture, sale, consolidation, reorganization, liquidation or winding up of or involving Company and a third party, or any other proposal of a third party to acquire Company or all or substantially all of the assets thereof, (y) any agreement or other action that is intended or could reasonably be expected to prevent, frustrate, impede, interfere with, delay, postpone or discourage the consummation of the Offer (including the solicitation of proxies of others in respect of any of the foregoing) or to dilute the benefits to Purchaser and its Affiliates of the Offer, and (z) any amendment of Company Corporate Documents or change in any manner the voting rights of any class of capital stock, except as may be requested in writing by Purchaser, unless, in the case of clause (ii) Purchaser has otherwise consented to such action in writing.  Shareholder shall also not commit or agree to take any action inconsistent with the foregoing. Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Shareholder shall execute and deliver to Purchaser any proxy cards that such Shareholder receives to vote in favor of any transactions contemplated by the Acquisition Agreement.

(c)           Irrevocable Proxy.  In furtherance of Shareholder’s agreement in Section 1(b) above, Shareholder hereby irrevocably grants and appoints Purchaser and Purchaser’s designees, and each of them individually, as Shareholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of Shareholder, to dissent, consent, or otherwise use such voting power to vote all Shareholder Shares (at any meeting of Shareholders of Company however called or any adjournment thereof) or to execute one or more written consents in respect of the Shareholder Shares as contemplated in Section 1(b). Such proxy shall (A) be valid and irrevocable until the termination of this Section 1(c) pursuant to Section 4, and (B) automatically terminate upon such date.

Shareholder represents that any and all other proxies heretofore given in respect of Shareholder Shares are revocable, and that such other proxies have been revoked.  Shareholder affirms that the foregoing proxy is: (x) given (A) in connection with the execution of the Acquisition Agreement and (B) to secure the performance of Shareholder’s duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable prior to termination of this Section 1(c) in accordance with this Agreement and applicable Law.  The Shareholder hereby ratifies and confirms all that such proxies and attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

(d)           Restriction on Transfer; Proxies; Non-Interference; etc.  From the date hereof until the termination of this Section 1(d)  pursuant to Section 4, Shareholder shall not directly or indirectly (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including profit-sharing) or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares (other than as contemplated herein), (iii) take any action that would make any representation or warranty of Shareholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Shareholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(d).  Any attempted transfer of Shareholder Shares in violation of this Section 1(d) shall be null and void.

(e)           No Solicitation.  From the date hereof until the termination of this Section 1(e) pursuant to Section 4,  Shareholder shall, and shall cause its Affiliates and its and its Affiliates’ directors, officers, employees, agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Affiliates) (collectively, the “Shareholder Representatives”) not to, initiate, solicit, knowingly encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any inquiry, proposal or offer, with respect to or which may reasonably be expected to lead to any Acquisition Proposal.  Shareholder further agrees that neither it nor any of its Affiliates nor any of its or its Affiliates’ directors, officers, or employees shall, and that it shall direct and use its reasonable best efforts to cause its and its Affiliates’ agents and representatives not to, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or otherwise enter into any agreement with respect to an Acquisition Proposal. Shareholder shall promptly advise Purchaser, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Shareholder in respect of any Acquisition Proposal, and shall, in any such notice to Purchaser, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such

Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Purchaser fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Shareholder shall provide Purchaser with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests).  As used in this paragraph, “Affiliates” of Shareholder shall not include Company.

(f)           Conduct of Shareholder.  Until any termination of this Agreement in accordance with its terms, Shareholder (i) shall maintain its status as duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) shall not dissolve, merge or combine with any Person, or adopt any plan of complete or partial liquidation, in each case, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, it being agreed that Purchaser may withhold its consent only if in its reasonable judgment the proposed action would jeopardize the benefits intended to be provided to Purchaser under this Agreement.

(g)           Publication.  Shareholder consents to Purchaser publishing and disclosing in the Offer Documents Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.  Except with Purchaser’s prior written consent, Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Acquisition Agreement, the transactions contemplated thereby, or the Offer, except as may be required by applicable Law.

2.      Representations and Warranties of Shareholder.  Shareholder hereby represents and warrants to Purchaser as follows:

(a)           Organization; Authority.  Shareholder is a company duly organized, validly existing and, if applicable, in good standing under the laws of the British Virgin Islands.  Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance by Shareholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Shareholder and no further action on the part of Shareholder is necessary to authorize the execution and delivery by Shareholder of this Agreement or the performance by Shareholder of its obligations under this Agreement.  This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Consents and Approvals; No Violations.  No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by Shareholder of its obligations under this Agreement, other than (i) the filing of reports, if any, under Sections 13(d), 13(e) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (ii) such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Shareholder of any of its obligations under this

Agreement.  Neither the execution and delivery of this Agreement by Shareholder, nor the performance by Shareholder of its obligations under this Agreement, will (A) conflict with or violate any provision of the organizational documents of Shareholder or (B) (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Shareholder or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Shareholder (including the Shareholder Shares) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Shareholder is a party, or by which its properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Shareholder of any of its obligations under this Agreement.

(c)           Ownership of Shares.  Shareholder owns, beneficially and of record, all of the Shareholder Shares.  Shareholder owns all of the Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States or other applicable Law).  Without limiting the foregoing, except for proxies and restrictions in favor of Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States or other applicable Law, Shareholder has sole voting power and sole power of disposition and full power to issue instructions with respect to all Shareholder Shares, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto and no Person other than Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares.  As of the date hereof, Shareholder does not own, beneficially or of record, any securities of Company (including Company Options or Company RSUs) other than the Shares listed on Annex I which constitute Shareholder Shares.

(d)           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by Company, Purchaser or any of Company’s Subsidiaries in connection with the transactions contemplated by the Acquisition Agreement or the Offer based upon arrangements made by or on behalf of Shareholder.

(e)           Litigation.  There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder or any other Person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(f)           Shareholder Has Adequate Information.  The Shareholder is a sophisticated investor and has independently and without reliance upon Purchaser and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  The Shareholder acknowledges that Purchaser has not made nor makes any representation or warranty to the Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

(g)           Reliance.  The Shareholder understands and acknowledges that Purchaser is entering into the Acquisition Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

(h)           No Setoff.  To the knowledge of the Shareholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of Company, as applicable, to reduce the amount of the Shareholder Shares or affect the validity or enforceability of the Shareholder Shares.

3.      Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Shareholder  as follows:

(a)           Organization; Authority.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Purchaser and no further action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the performance by Purchaser of its obligations under this Agreement.  This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by Shareholder, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Consents and Approvals; No Violations.  No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by Purchaser of its obligations under this Agreement, other than those approvals contemplated by the Acquisition Agreement, the filing of reports, if any, under Sections 13(d), 13(e) and 16 of the Exchange Act as may be required in connection with this Agreement, the Acquisition Agreement of the transactions contemplated thereby, and the Offer, and such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Purchaser of any of its obligations under this Agreement.  Neither the execution and delivery of this Agreement by Purchaser, nor the performance by Purchaser of its obligations under this Agreement, will (A) conflict with or violate any provision of the organizational documents of Purchaser or (B) (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Purchaser or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which its properties or assets may be bound or affected, except , in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Purchaser of any of its obligations under this Agreement.

4.      Termination.

(a)           This Agreement may be terminated by mutual consent of Shareholder and Purchaser.  This Agreement shall terminate on the later to occur of (a) the termination of the Acquisition Agreement in accordance with its terms and (b) the business day after the Offer is terminated or withdrawn by Purchaser without any Shares being purchased thereunder; provided however, that notwithstanding the foregoing: (i) the provisions of this Section 4 and Section 5 shall survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for breach of this Agreement.

5.      Miscellaneous.

(a)           Action in Shareholder Capacity Only.  The parties acknowledge that this Agreement is entered into by Shareholder in its capacity as owner of the Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit the Shareholder, or any other officer or director of the Company, from taking or refraining from taking any action in his or her capacity as a director or officer of Company.

(b)           Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)           Additional Shares.  Until any termination of this Agreement in accordance with its terms, Shareholder shall promptly notify Purchaser of any change in the number of Shareholder Shares, if any, as to which Shareholder acquires record or beneficial ownership after the date hereof.  Any Shares as to which Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement.  Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of Company affecting Company Common Shares (including ADSs), the number of Shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of Company issued to Shareholder in connection therewith.

(d)           Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)           Further Assurances.  From time to time, at the request of Purchaser and without further consideration, Shareholder shall execute and deliver such additional documents and take (or cause to be taken as the case may be) all such further action as may be reasonably required, necessary or proper to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f)           Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(g)           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign its rights and interests hereunder to any wholly-owned subsidiary of Purchaser, Affiliate or other entity under control of the beneficial owners of Purchaser, if such assignment would not cause a delay in the consummation of any of the transactions contemplated hereby, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void. No past, present or future director, officer, employee, Affiliate, incorporator, member, partner or shareholder of  Purchaser shall have any liability for any obligations of Purchaser  under this Agreement or for any claim based on, in respect of, or by reason of, the Offer or the transactions contemplated hereby.

(h)           Amendments; Waiver.  This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto.  Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein.  Notwithstanding the foregoing, no failure or delay by Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)           Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j)           Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(k)           Descriptive Headings.  Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l)           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(m)           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Purchaser, to:

EGS Acquisition Co LLC
c/o Providence Equity L.L.C.
390 Park Avenue, 4th Floor
New York, NY 10022
Attention:   Julie Richardson
Facsimile:    (212) 521-0845

EGS Acquisition Co LLC
c/o Ayala Corporation
32/F Tower One Exchange Plaza, Ayala Avenue
Makati City, Metro Manila, Philippines 1226
Attention:    Solomon M. Hermosura
Facsimile:     (632) 7594383

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
29th Floor, Gloucester Tower
The Landmark, 15 Queen’s Road Central
Hong Kong
Attention:     Peter Feist
Telephone:    (852) 3476 9100
Facsimile:      (852) 3015-9354

with a copy to (which shall not constitute notice):

SyCip Salazar Hernandez & Gatmaitan
SSHG Center, 105 Paseo De Roxas

Makati City 1226 Philippines
Attention:      Hector de Leon, Jr.
   Maria Teresa D. Mercado-Ferrer
Telephone:     (632) 817-9811
Facsimile:       (632) 817-3896

if to Shareholder, to:

Newbridge International Investment Ltd
c/o Ayala Corporation
32/F Tower One Exchange Plaza, Ayala Avenue
Makati City, Metro Manila, Philippines 1226
Attention:       Solomon M. Hermosura
Facsimile:        (632) 7594383

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention:        John Knight
Telephone:       (212) 450-4597
Facsimile:         (212) 450-3597

or such other address or facsimile number as such party may hereafter specify for the purpose, by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(n)           Voidability. If prior to the execution hereof, the Board of Directors of Company shall not have duly and validly authorized and approved by all necessary corporate action, the Agreement, the Acquisition Agreement and transactions contemplated hereby and thereby, so that by the execution and delivery hereof Purchaser would become, or could reasonably be expected to become subject to any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover Law, then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

(o)           Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p)           Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided that for the avoidance of doubt, any corporation law matters with respect to the Company and its shareholders shall be governed by Philippines law.

(ii)           All claims arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in New Castle County, Delaware.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New Castle County, Delaware for the purpose of any claim arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the claim is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(iii)           EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(iv)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in New Castle County, Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

EGS Acquisition Co LLC

By:	/s/ R. Davis Noell
Name:	R. Davis Noell
Title:	Vice President

By:	/s/ Solomon M. Hermosura
Name:	Solomon M. Hermosura
Title:	Vice President

NEWBRIDGE INTERNATIONAL INVESTMENT LTD.

By:	/s/ Solomon M. Hermosura
Name:	Solomon M. Hermosura
Title:	Authorized Signatory

Annex 1

Shareholder	Common Shares	ADS	Company Stock Options	Company RSUs	Total Shareholder Shares
Newbridge International Investment Ltd.	4,436,624	1,955,926	0	0	6,392,550